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                            EXHIBIT 23

                  CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
CDI Corp.:

     We consent to incorporation by reference in Registration Statement No. 33-7263 on Form S-8 of CDI Corp., in Registration Statement No. 33-30357 on Form S-8 of CDI Corp. and in Registration Statement No. 33-25801 on Form S-3 of CDI Corp. of our report dated February 26, 1996, relating to the consolidated balance sheets of CDI Corp. and subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of earnings, retained earnings and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of CDI Corp.





Philadelphia, PA                           /s/ KPMG Peat Marwick LLP
February 26, 1996                         ---------------------------
                                           KPMG PEAT MARWICK LLP




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